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                                                                    Exhibit 11.1

                        IPC HOLDINGS, LTD. AND SUBSIDIARY
                   CALCULATION OF NET INCOME PER COMMON SHARE

                (Expressed in thousands of United States dollars)

--------------------------------------------------------------------------------

                                                 Year ended December 31,
                                                 -----------------------
PRIMARY                                          1996             1995
-------                                          ----             ----
                                               (audited)        (audited)

Net income                                   $    92,565      $    74,285

Weighted Average Common
    Shares Outstanding                        25,000,000       25,000,000      *

Dilutive Effect of Share Options               1,080,744          618,719      *

                                             -----------      -----------
    Total                                     26,080,744       25,618,719      *
                                             -----------      -----------

Net income per Common Share                        $3.55            $2.90      *

FULLY DILUTED                                    Year ended December 31,
-------------                                    -----------------------
                                                 1996             1995
                                                 ----             ----
                                               (audited)        (audited)

Net Income                                   $    92,565      $    74,285

Weighted Average Common Shares Outstanding    25,000,000       25,000,000      *

Dilutive Effect of Share Options               1,211,689          618,719      *

                                             ----------------------------
Total                                         26,211,689       25,618,719      *
                                             ----------------------------

Net Income per Common Share                  $      3.53      $      2.90      *


* Pro Forma (See Note 4 to the Company's consolidated financial statements)